Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc.
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street,
Fort Lauderdale, Florida, on May 31, 2013. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Gregory E. Johnson, Rupert H. Johnson, Jr., Edith E. Holiday, and Larry D. Thompson.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Directors:


                            % of        % of              % of     % of Shares
                           outstanding Shares          outstanding Present and
Term Expiring 2016     For    Shares     Voted Withheld   Shares      Voting

Gregory E.Johnson     23,262,695 61.95%   69.55%  10,185,854  27.13%   30.45%
Rupert H.Johnson, Jr. 23,304,926 62.07%   69.67%  10,143,623  27.01%   30.33%
Edith E.Holiday       23,312,521 62.09%   69.70%  10,136,028  26.99%   30.30%
Larry D.Thompson      23,295,914 62.04%   69.65%  10,152,635  27.04%   30.35%


* Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, J. Michael Luttig, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and
Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.

          Shares Voted	 % of outstanding Shares     % of Voted Shares
For        33,077,378           88.09%                   98.37%
Against       299,622            0.80%                    0.89%
Abstain       247,658            0.66%                    0.74%
Total      33,624,658           89.55%                  100.00%